EXHIBIT 99.1

Company Contact:

Michael Anthofer

Chief Financial Officer

408-321-6711

Investor Relations Contact:

Moriah Shilton

Sr. Director, Investor Relations

408-321-6713

Press Contact:

Judy Erkanat

408-321-6751

TESSERA TO ACQUIRE SIIMPEL

- Management to Hold Conference Call after Market Close on May 4, 2010 -

SAN JOSE, Calif. - May 4, 2010 - Tessera Technologies, Inc. (Nasdaq: TSRA) announced it has entered into a definitive agreement to acquire Siimpel Corporation, a leading developer and manufacturer of MEMS (Micro Electro Mechanical Systems) based camera solutions for mobile imaging applications.

Under the terms of the agreement, Tessera will pay approximately $15 million in cash. This transaction is subject to various standard closing conditions. Tessera does not anticipate a revenue contribution in the second quarter of 2010 from this acquisition. The company expects to incur additional second quarter Non-GAAP operating expense of between $1.8 million and $1.9 million as a result of this acquisition, assuming the transaction closes within the next several business days.

"Siimpel's MEMS-based auto focus and shutter solutions complement our EDOF technology and will enable us to expand our image enhancement portfolio to address camera modules with even higher megapixel resolutions, for which auto focus will be the solution of choice," said Henry R. Nothhaft, chairman and chief executive officer, Tessera. "This acquisition will enable us to leverage the extensive customer relationships we have developed with the supply chain to offer a wider range of high-value IP-based imaging and optics solutions.

"Growing consumer demand for cell phones with video capabilities as well as digital still camera functionality is driving the need for smaller, lower-power, higher-performance camera modules. We believe that Siimpel's innovative MEMS technology addresses these next-generation camera module requirements, while keeping costs low by utilizing the existing supply chain and materials," added Nothhaft.

Founded in 2000, Siimpel has 42 employees and is headquartered in Arcadia, Calif. The company's MEMS-based auto focus solutions are expected to drive new levels of power, size and performance of digital cameras for cell phones and other camera-enabled devices. The company has 65 patents and patent applications for its technology.

Conference Call Information

Tessera will hold a conference call today at 2:00 P.M. Pacific (5:00 P.M. Eastern) to discuss its proposed acquisition of Siimpel. To access the call in the U.S., please dial 866-531-1286, and for international callers dial 706-643-3789 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 73158046.

Safe Harbor Statement
This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the timing and completion of the Siimpel acquisition, the market demand for Siimpel's MEMS technology, and the amount of any revenue or expenses incurred as a result of the acquisition, as well as the functionality, performance and cost of Siimpel's MEMS technology. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera
Tessera Technologies, Inc. invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company's micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-density substrate and silent air cooling technology. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property.  The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies.  Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure.  The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.